Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Biolase, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 11, 2016, relating to the consolidated financial statements, the effectiveness of Biolase, Inc.’s internal control over financial reporting and schedules of Biolase, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

October 27, 2016